UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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TEMPUR SEALY INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

H PARTNERS MANAGEMENT, LLC H PARTNERS, LP H PARTNERS CAPITAL, LLC REHAN JAFFER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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H Partners Management, LLC (“H Partners”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes against the election of certain director candidates nominated by Tempur Sealy International, Inc. (“Tempur Sealy” or the “Company”) for election at the Company’s 2015 annual meeting of stockholders.  H Partners’ BLUE proxy card gives Tempur Sealy stockholders the ability to vote (i) against Christopher A. Masto, P. Andrews McLane and Mark Sarvary and for all of the Company’s other director nominees (“Company Nominees”), (ii) against all Company Nominees and (iii) against Messrs. Masto, McLane and Sarvary and for all other Company Nominees, except any Company Nominee(s) specifically listed on the BLUE proxy card by such Tempur Sealy stockholder. Tempur Sealy stockholders who wish to vote for, or selectively vote against less than all of, Messrs. Masto, McLane and Sarvary must use the Company’s proxy card.

Item 1: On May 1, 2015, H Partners issued the following press release:

ALL FOUR INDEPENDENT PROXY ADVISORY FIRMS NOW SUPPORT H PARTNERS’
CALL FOR LEADERSHIP CHANGES AT TEMPUR SEALY

Egan-Jones Recommends Shareholders Vote “AGAINST” All Three Directors Targeted by H Partners
on the BLUE Proxy Card

New York – May 1, 2015 – H Partners Management, LLC (“H Partners”), the largest shareholder of Tempur Sealy International, Inc. (the “Company” or “Tempur Sealy”) (NYSE: TPX) with an approximate 10% stake, today announced that Egan-Jones, a leading independent proxy advisory firm, has issued a report recommending that Tempur Sealy shareholders vote “AGAINST”  the re-election of the following directors at the 2015 Annual Meeting of Shareholders to be held on May 8, 2015:

•	Mark Sarvary, President and Chief Executive Officer
•	P. Andrews McLane, Chairman of the Board
•	Christopher A. Masto, Chairman of the Nominating and Corporate Governance Committee

Usman Nabi of H Partners said, “We are pleased to have received unanimous support from all four independent proxy advisory firms.  Shareholders must seize the opportunity to send a clear message to the Board that immediate leadership change is needed, so that the remaining Board members understand that shareholders will not tolerate any delay in acting on this referendum.  We urge shareholders to vote the BLUE proxy card today to protect your investment.”

In its report issued on April 30, 2015, Egan-Jones noted that*:

•	“…CEO Mark Sarvary should be held to account for the poor performance of the company and that the current board has failed to do so.”

•
“…we believe that voting ‘AGAINST’ management nominees is in the best interest of the Company and its shareholders.  We believe that the post-merger company that exists today is a much more complex firm than the pre-merger company of a few years ago.  We believe a board must hold a CEO accountable for the company's performance or lack thereof.  We recommend supporting H Partners’ vote AGAINST the management nominees they have named, Messrs. Masto, McLane and Sarvary.”

H Partners is urging shareholders of Tempur Sealy to vote the BLUE proxy card “AGAINST” the re-election of Mark Sarvary, P. Andrews McLane, and Christopher A. Masto.

Per Tempur Sealy’s Bylaws, any director who does not receive a majority of the votes cast “for” his or her election must promptly tender his or her resignation to the Board.

Additional information can be found at: www.FixTempurSealy.com.

If you need assistance in voting your shares or have other questions, you can contact Innisfree M&A Incorporated, H Partners’ proxy solicitor, at (212) 750-5834.

About H Partners Management
H Partners Management, LLC is an independent investment firm founded in 2005 based in New York City.

Contact Details
Usman Nabi / Arik Ruchim	Scott Winter / Jonathan Salzberger
H Partners Management, LLC	Innisfree M&A Incorporated
(212) 265-4200	(212) 750-5833

* Permission to quote third party reports and analysis was neither sought nor obtained.

Item 2: The following materials were posted by H Partners to www.FixTempurSealy.com: